Exhibit 99.1

American Spectrum Realty Updates Guidance for 2011 - 2013

HOUSTON--(BUSINESS WIRE)--November 23, 2010--American Spectrum Realty, Inc. (AMEX: AQQ - News) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced updated guidance ranges today for 2011, 2012 and 2013. The updates are based on information recently released by the Company following the completion of its corporate budgeting process, including consolidation of management and corporate operations, property operating enhancements, and targeted capital improvements to its portfolio of properties. Excluding proceeds from annual sales, our updated guidance from operations as follows (dollars in thousands):

Description	2011 Forecast	2012 Forecast	2013 Forecast
Gross Revenues - includes property income and management fees
(excluding property sales)	$39,900	$43,200	$44,400
Expenses (owned property and Company)	$20,200 - $21,400	$20,800- $22,000	$21,500 - $22,700
Capital expenditures for owned properties	$2,300	$4,000	$2,900
Debt Service (principal and interest) for owned properties	$15,300	$15,300	$15,300
NET CASH FLOW EXCLUDING PROPERTY SALES AND ACQUISITIONS	$900 - $2,100	$1,900 - $3,100	$3,500 - $4,700

Mr. Carden, Chairman and CEO offered this insight into the Company’s future:

The Company has grown dramatically over the past year and we anticipate through the execution of our business model to continue to grow above our historic norms as a result of the current economic climate. Our business model is focused on (1) identifying and purchasing under-valued and distressed commercial and multi-family properties and improving their operating results by incorporating leasing and operational efficiencies through our national leasing and management platform; (2)continuing to acquire property management companies under stress and consolidate them into our large national management platform, including those management companies engaged in providing management services to portfolios of tenant-in-common (“TIC”) interests or TIC-owned properties; and (3) expanding management fees through management and leasing services provided to third party institutions with REO and other distressed or underperforming assets.

The Company believes its national leasing and management platform is the compelling reason the Company is able to continue to acquire other management companies and to be very aggressive during the next several years. This also includes adding to our portfolio through the selective acquisition of distressed opportunities.

Every year, the Company intends to acquire undervalued properties and sell properties that have reached performance maturity. In 2010, the Company netted over $5 million of cash proceeds from the sale of properties. As a part of our core business model, ongoing sales and dispositions are expected to continue to add to the operational performance of the Company on an annual basis. Annually, the Company intends to reinvest the net consolidated cash flow generated from the combined management operations and property sales into the acquisition of additional undervalued and distressed assets.

American Spectrum Realty, Inc. is a real estate investment company that buys, owns, sells, manages and finances interests in office, industrial, self-storage, retail properties, and apartments throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership which manage and lease all properties owned by the Company, as well as third-party clients. The Company provides first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,934 multi-family units, over 13,000 self-storage units consisting of 1,714,461 square feet, 3,206 student housing units consisting of 9,107 beds and 4 assisted living facilities consisting of 363 beds. The Company’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO